Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

Banco Santander, S.A.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	Senior Non Preferred Callable Floating Rate Notes due 2028	457(r)	$400,000,000	100.000%	$400,000,000	$147.60 per $1,000,000(2)	$59,040

Fees to Be Paid	Debt	5.552% Senior Non Preferred Callable Fixed-to-Fixed Rate Notes due 2028	457(r)	$1,100,000,000	100.000%	$1,100,000,000	$147.60 per $1,000,000(2)	$162,360

Fees to Be Paid	Debt	5.538% Senior Non Preferred Callable Fixed-to-Fixed Rate Notes due 2030	457(r)	$1,250,000,000	100.000%	$1,250,000,000	$147.60 per $1,000,000(2)	$184,500

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					$2,750,000,000		$405,900

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							$405,900

(1)	Calculated in accordance with Rule 457(r) under the U.S. Securities Act of 1933, as amended (the “Securities Act”).